                                 SCHEDULE 13G
                                (RULE 13d-102)

   Information to be Included in Statements Filed Pursuant to Rule 13d-1(b),
      (c), and (d) and Amendments Thereto Filed Pursuant to Rule 13d-2(b)

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                   Under the Securities Exchange Act of 1934
                              (Amendment No. 1 )*

                      Mackenzie Investment Management Inc.
--------------------------------------------------------------------------------
                               (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                        (Title of Class of Securities)

                                      N/A
--------------------------------------------------------------------------------
                                (CUSIP Number)

                                      N/A
--------------------------------------------------------------------------------
           (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

    [   ]  Rule 13d-1(b)
    [   ]  Rule 13d-1(c)
    [ X ]  Rule 13d-1(d)


---------------
* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

        The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act, but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO.                               13G            PAGE  2    OF   5   PAGES
         ---------------------                              -----    -----

  (1)     NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

          Mackenzie Financial Corporation
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a)   [   ]
          (See Instructions)                                        (b)   [   ]

          N/A
          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION

          Province of Ontario, Canada
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF                    15,987,910
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER

                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          15,987,910
          ---------------------------------------------------------------------

 (10)     CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES (See Instructions)                                       [   ]

          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          85.3%
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON (See Instructions)

          CO
          ---------------------------------------------------------------------

ITEM 1 (a)        NAME OF ISSUER:                        Mackenzie Investment
                                                         Management, Inc.

ITEM 1 (b)        ADDRESS OF ISSUER'S PRINCIPAL
                  EXECUTIVE OFFICES:                     700 So. Federal Highway
                                                         Suite 300
                                                         Boca Raton, FL 33432

ITEM 2 (a)        NAME OF PERSON FILING:                 Mackenzie Financial
                                                         Corporation

ITEM 2 (b)        ADDRESS OF PRINCIPAL BUSINESS OFFICE
                  OR, IF NONE, RESIDENCE:                150 Bloor Street West
                                                         Toronto, Ont. M5S 3B5

ITEM 2 (c)        CITIZENSHIP:                           Province of Ontario,
                                                         Canada

ITEM 2 (d)        TITLE OF CLASS OF SECURITIES:          Common Stock

ITEM 2 (e)        CUSIP NUMBER:                          Not Applicable

ITEM 3.           IF THIS STATEMENT IS FILED PURSUANT
                  TO RULES 13d-1(b), OR 13d-2(b), CHECK
                  WHETHER THE PERSON IS FILING IS A:     Not Applicable

ITEM 4.           OWNERSHIP.

         (a)      Amount beneficially owned:             15,987,910


                                                               Page 3 of 5 Pages

         (b)      Percent of class:                                       85.3%

         (c)      Number of shares as to which such person has:

                  (i)   Sole power to vote or to direct the
                        vote                                          15,987,910

                  (ii)  Shared power to vote or to direct the
                        vote                                      Not Applicable

                  (iii) Sole power to dispose or to direct the
                        disposition of                            Not Applicable

                  (iv)  Shared power to dispose or to direct the
                        disposition of                            Not Applicable

ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A
                  CLASS.                                          Not Applicable

ITEM 6.           OWNERSHIP OF MORE THAN FIVE PERCENT
                  ON BEHALF OF ANOTHER PERSON.                    Not Applicable

ITEM 7.           IDENTIFICATION AND CLASSIFICATION OF THE
                  SUBSIDIARY WHICH ACQUIRED THE SECURITY
                  BEING REPORTED ON BY THE PARENT HOLDING
                  COMPANY.                                        Not Applicable

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS
                  OF THE GROUP.                                   Not Applicable

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP.                 Not Applicable

ITEM 10.          CERTIFICATION.                                  Not Applicable




                                                               Page 4 of 5 Pages

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                        -----------------------------
                                                    (Date)


                                          /s/ James L. Hunter
                                        -----------------------------
                                                 (Signature)

                                       James L. Hunter, President and
                                       Chief Executive Officer, Mackenzie
                                       Financial Corporation
                                                 (Name/Title)






                                                               Page 5 of 5 Pages